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                                                                     EXHIBIT 5.1



September 6, 2002


Securities and Exchange Commission
Judiciary Plaza Office Building
450 Fifth Street, N.W.
Washington, DC  20549

Re: Registration on Form S-4 of Cooper Industries, Inc. as Issuer and Cooper Industries, Ltd. as Guarantor

Ladies and Gentlemen:

I am Senior Vice President and General Counsel for Cooper Industries, Inc., an Ohio corporation ("Cooper"), and am familiar with the registration statement on Form S-4 under the Securities Act of 1933, as amended, covering the registration of $300,000,000 in aggregate principal amount of 5.25% Senior Notes Due 2007 of Cooper (the "Securities") to be issued under an indenture between Cooper and JPMorgan Chase Bank, as Trustee (the "Indenture"). I have examined such certificates, documents and records of Cooper and have made such other investigations as I have deemed necessary in order to render the opinion hereinafter set forth.

I am of the opinion that Securities, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and when issued by the Company as contemplated in the registration statement, will constitute valid and binding obligations of Cooper and will be entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

I hereby consent to the use of my name in such registration statement and also to the filing of this opinion as an exhibit to such registration statement.


Very truly yours,

/s/  Diane K. Schumacher

Diane K. Schumacher
Senior Vice President
and General Counsel